Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2021 SECOND QUARTER RESULTS

Compared to 2019, 25% Increase in Sales Produces 82% Increase in EPS

New York, New York, August 9, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2021. The average dollar/euro exchange rate for the current second quarter was 1.20 compared to 1.10 and 1.12 in the second quarter of 2020 and 2019, respectively.

 Second Quarter Highlights:

($ in millions, except per share data)	2021	2020	2019	2021 v 2019
Net Sales	$207.6	$49.5	$166.2	25%
Gross Margin	64%	54%	64%	--
Operating Income (loss)	$44.7	$(5.5)	$22.5	99%
Operating Margin	22%	(11)%	14%	800 bps
Net Income (loss) attributable to IP	$22.7	$(3.1)	$12.3	84%
Diluted EPS (loss per share)	$0.71	$(0.10)	$0.39	82%

In light of the near cessation of business in the second quarter of 2020, the Company is comparing its current midyear results with those of 2019. For the first half of 2021, net sales rose 18% to $406.1 million from $344.5 million in the same period of 2019. At comparable foreign currency exchange rates, net sales rose 16%. Year-to-date net income attributable to Inter Parfums, Inc. rose 61% to $50.3 million compared to 2019’s $31.2 million. For the six months ended June 30, 2021 and 2019, diluted earnings per share were $1.58 and $0.99, respectively, for an increase of 60%. The average U.S. dollar/euro exchange rate was 1.20 and 1.13 for the six months ended June 30, 2021 and 2019, respectively.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Once again, last year’s outbreak of the COVID-19 pandemic and the business conditions that ensued make comparisons with the very depressed second quarter of 2020 mostly irrelevant. Far more meaningful is a comparison with the second quarter of 2019 and the operating leverage resulting from the nearly 25% increase in net sales in 2021.”

He continued, “Through the first half of 2021, sales in our largest market, North America, rose 59% compared to the same period in 2019, while sales in Western Europe and Asia approximated those of the first half of 2019. Two of our smaller markets, Eastern Europe and Central and South America, experienced sales growth of 54% and 10%, respectively, over the first half of 2019. The only region where sales declined was the Middle East, by 23% to be precise. Similarly, there has been growth of our four largest brands. In the first six months of 2021, Montblanc, Jimmy Choo, Coach, and GUESS brand sales rose 3%, 39% 34% and 58%, respectively, compared to the first half of 2019. In the first half of 2019, the debut of Montblanc Explorer caused a surge in brand sales, which helps explain the modest increase in Montblanc brand sales in the current first half.”

Inter Parfums, Inc. News Release	Page 2
August 9, 2021

Discussing recent events, Mr. Madar highlighted the signing of a transaction agreement for the exclusive worldwide license for the production and distribution of Ferragamo brand perfumes. Subject to certain conditions, the 10-year license is expected to start in October 2021 and has a 5-year optional term. “We will operate through a wholly-owned Italian company, based in Florence, with both legacy and newly created entrants produced in Italy. Once the business and existing inventory are transferred to us, we will be in a better position to estimate the contribution Ferragamo fragrances will make to 2021 sales. With our flexible business model, strong balance sheet, global distribution network, and committed staff, our pursuit of additional license agreements continues as we focus on established brands whose owners are seeking to reinvigorate their fragrance business. While there can be no assurance that any agreements will be finalized, adding select brands to our portfolio remains a high priority.”

Mr. Madar concluded, “The rollout of products unveiled over the course of the first half continues. These include Montblanc Explorer Ultra Blue, I Want Choo for Jimmy Choo, Coach Sunset Dreams, the Kate Spade signature scent, Rochas Girl, Alibi for Oscar de la Renta, Bella Vita for GUESS, Away by Abercrombie & Fitch, Canyon Escape for Hollister and Driven by Dunhill. Of special note, the MCM genderfluid fragrance that we introduced in first quarter continues to dazzle. With orders nearly triple our initial first year expectations, we have had to refill the pipeline several times to keep pace with sales. Brand extensions dominate our new product pipeline for the remainder of the year, including flankers for Jimmy Choo Urban Hero, the Oscar de la Renta Bella family, the Hollister Wave collection, and the Anna Sui Fantasia pillar. We recently debuted Effect, a full suite of men’s grooming and fragrance products under the GUESS label.”

Russell Greenberg, Executive Vice President and CFO noted, “The slight decline in second quarter gross margin compared to the same period in 2019 is primarily attributable to a weaker dollar and its effect on European operations. In the current second quarter, gross margin for European operations was 67% compared to 68% in the same period in 2019. Gross margin for U.S. operations was 53%, up from 52% in the second quarter of 2019. Once again, sales rose at a faster rate than we had expected, as was the case in the first quarter. As a result, 2021 second quarter promotion and advertising expenditures, included in S, G & A expense, of $33.2 million or 16% of net sales, were well below what we would typically spend in a quarter when sales exceeded $200 million. By way of comparison, in the second quarter of 2019, promotion and advertising expenditures were $36.4 million or 22% of net sales of $166.2 million. For the year as a whole, we continue to expect promotional and advertising expenses to approach historical levels of 21% of net sales.”

Mr. Greenberg also noted, “Our 2021 second quarter and year-to-date bottom lines were negatively impacted by two items. The first is interest expense incurred in connection with the borrowings related to the April 2021 acquisition of the future headquarters of our Paris-based 73% owned subsidiary, Interparfums SA. The second was an unusually high tax rate, which factors in a global tax settlement with the French Tax Authority covering the period January 1, 2010 through December 31, 2020 relating to a wholly-owned subsidiary of Interparfums SA.”

Mr. Greenberg continued, “We closed the second quarter with working capital of $461.7 million, including approximately $298 million in cash, cash equivalents and short-term investments, and a working capital ratio of 3.1 to 1. The $133.2 million of long-term debt relates to the previously mentioned headquarters acquisition, which was financed by a 10-year €120 million (approximately $143 million) bank loan. Approximately €80 million of the variable rate debt was swapped for fixed interest rate debt. Cash provided by operating activities aggregated $38.1 million for the six months ended June 30, 2021.”

Inter Parfums, Inc. News Release	Page 3
August 9, 2021

Reaffirms Increase in 2021 Guidance

Mr. Greenberg concluded, “The uptick in COVID-19 cases and the highly transmissible Delta variant could change our expectations, but based upon year-to-date results, and current order levels for the second half, we continue to expect 2021 net sales of approximately $750 million, resulting in diluted net income per share of $1.95.” Guidance assumes that the average dollar/euro average exchange rate remains at current levels, there is no significant resurgence of the COVID-19 pandemic and excludes potential Ferragamo fragrance sales following the closing of the pending transaction.

Dividend

The Company’s regular quarterly cash dividend of $0.25 per share will be paid on September 30, 2021 to shareholders of record on September 15, 2021.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, August 10, 2021. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
August 9, 2021

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$207,573	$49,506	$406,101	$194,330

Cost of sales	75,223	22,662	148,502	78,444

Gross margin	132,350	26,844	257,599	115,886

Selling, general and administrative expenses	87,695	32,367	162,591	103,630

Impairment loss	—	—	2,394	—

Income (loss) from operations	44,655	(5,523)	92,614	12,256

Other expenses (income):
Interest expense	1,270	361	1,647	1,362
(Gain) loss on foreign currency	309	(13)	(1,557)	(967)
Interest income	(768)	(754)	(1,155)	(1,761)
Other (income) expense	93	—	(98)	—

	904	(406)	(1,163)	(1,366)

Income (loss) before income taxes	43,751	(5,117)	93,777	13,622

Income taxes (benefit)	14,715	(2,134)	28,115	3,306

Net income (loss)	29,036	(2,983)	65,662	10,316

Less: Net income attributable to the noncontrolling interest	6,379	135	15,343	3,375

Net income (loss) attributable to Inter Parfums, Inc.	$22,657	$(3,118)	$50,319	$6,941

Earnings (loss) per share:

Net income (loss) attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.72	($0.10)	$1.59	$0.22
Diluted	$0.71	($0.10)	$1.58	$0.22

Weighted average number of shares outstanding:
Basic	31,653	31,532	31,642	31,531
Diluted	31,799	31,532	31,786	31,667

Dividends declared per share	$0.25	—	$0.50	$0.33

Inter Parfums, Inc. News Release	Page 5
August 9, 2021

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$149,713	$169,681
Short-term investments	148,100	126,627
Accounts receivable, net	176,540	124,057
Inventories	163,482	158,822
Receivables, other	19,394	1,815
Other current assets	22,395	16,912
Income taxes receivable	265	2,806

Total current assets	679,889	600,720

Buildings, equipment and leasehold improvements, net	135,452	19,580

Right-of-use assets, net	33,701	24,734
Trademarks, licenses and other intangible assets, net	203,652	214,108
Deferred tax assets	6,187	8,041
Other assets	49,438	22,962

Total assets	$1,108,319	$890,145

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,246	$14,570
Current portion of lease liabilities	6,564	5,133
Accounts payable – trade	59,970	35,576
Accrued expenses	100,911	95,629
Income taxes payable	18,502	5,297

Total current liabilities	218,193	156,205

Long–term debt, less current portion	133,244	10,136

Lease liabilities, less current portion	29,351	21,354

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,654,138 and 31,608,588 shares at June 30, 2021 and December 31, 2020, respectively	32	32
Additional paid-in capital	77,529	75,708
Retained earnings	538,690	503,567
Accumulated other comprehensive loss	(17,457)	(5,997)
Treasury stock, at cost, 9,864,805 shares at June 30, 2021 and December 31, 2020	(37,475)	(37,475)

Total Inter Parfums, Inc. shareholders’ equity	561,319	535,835

Noncontrolling interest	166,212	166,615

Total equity	727,531	702,450

Total liabilities and equity	$1,108,319	$890,145